Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Wednesday, October 26, 2016	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS

DULUTH, GA – October 26 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.8 billion for the third quarter of 2016, an increase of approximately 1.5% compared to net sales of approximately $1.7 billion for the third quarter of 2015. Reported net income was $0.50 per share for the third quarter of 2016 and adjusted net income, which excludes restructuring expenses, was $0.51 per share. These results compare to reported and adjusted net income of $0.77 per share for the third quarter of 2015. Excluding unfavorable currency translation impacts of approximately 1.2%, net sales in the third quarter of 2016 increased approximately 2.6% compared to the third quarter of 2015.

Net sales for the first nine months of 2016 were approximately $5.3 billion, a decrease of approximately 3.5% compared to the same period in 2015. Excluding unfavorable currency translation impacts of approximately 2.9%, net sales for the first nine months of 2016 decreased approximately 0.6% compared to the same period in 2015. For the first nine months of 2016, reported net income was $1.20 per share and adjusted net income, which excludes restructuring expenses and a non-cash deferred income tax adjustment, was $1.63 per share. These results compare to reported net income of $2.33 per share and adjusted net income, excluding restructuring expenses, of $2.45 per share for the first nine months of 2015.

Third Quarter Highlights

•	Reported regional sales results(1): North America (8.5)%, Europe/Africa/Middle East (“EAME”) +1.7%, South America +13.1%, Asia/Pacific (“APAC”) +18.6%

•	Constant currency regional sales results(1)(2): North America (7.7)%, EAME +3.5%, South America +13.9%, APAC +17.1%

•	Regional operating margin performance: North America 4.7%, EAME 8.6%, South America 2.3%, APAC 3.4%

•	Full-year net income per share guidance remains unchanged

•	Share repurchase program reduced outstanding shares by 0.9 million during the third quarter and 3.6 million during the first nine months of 2016

•
AGCO completed the acquisition of Cimbria Holdings Limited (Cimbria) on September 12, 2016. Cimbria is a leading manufacturer of products and solutions for the processing, handling and storage of seed and grain.

(1)As compared to third quarter 2015
(2)Excludes currency translation impact. See reconciliation in appendix.

“AGCO’s 2016 results reflect the adverse impact of operating in the lower end of the agricultural equipment cycle, particularly in North and South America,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “In this environment, we are taking the necessary steps to ensure AGCO remains competitive by maintaining investment levels and serving our customers with superior products and services.  Our long-term optimism within the agricultural industry and our business remains high. We are making significant investments in order to provide new products, new technology and improved distribution over the next few years aimed at further improving our competitive position. We also are investing for long-term growth as evidenced by our acquisition of Cimbria, which closed during the third quarter. This new investment significantly enhances our market position in the European grain handling and storage industry and provides an attractive opportunity to grow our business and expand our margins.”

Market Update

Industry Unit Retail Sales

Nine months ended September 30, 2016	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(11)%	(20)%
South America	(16)%	(5)%
Western Europe	1%	(11)%

(1)Excludes compact tractors.

“Improving farm technology and nearly ideal weather conditions are supporting record global crop production,” continued Mr. Richenhagen. “Growing global demand for grain is being satisfied by peak production and grain inventories are forecasted to grow during 2016, further pressuring commodity prices and farmer income levels. Facing these conditions, industry demand remains weak across all the major markets. The farm equipment fleet remains relatively young in North America and industry retail sales have declined in the first nine months of 2016, with a significant drop in demand from the row crop segment. Sales of high-horsepower tractors, combines, sprayers and grain storage and handling equipment remained well below last year’s levels. Industry retail sales in Western Europe remained more stable in the first nine months of 2016, but are being impacted by weak economics for dairy producers and lower commodity prices for the arable farming segment. Industry retail sales declines were most pronounced in the United Kingdom and Germany. Industry retail sales in South America during the first nine months of 2016 were negatively influenced by political and economic uncertainty that weakened farmer confidence. The improving political landscape in Brazil contributed to third quarter industry growth from last year’s depressed levels. More supportive  government policies in Argentina have contributed to higher sales in that market. Longer term, we expect elevated grain demand driven by population growth and increased protein consumption to result in favorable conditions for our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2016	2015	% change from 2015	% change from 2015 due to currency translation(1)
North America	$453.0	$494.9	(8.5)%	(0.7)%
South America	261.8	231.4	13.1%	(0.7)%
Europe/Africa/Middle East	909.5	894.3	1.7%	(1.8)%
Asia/Pacific	137.3	115.8	18.6%	1.5%
Total	$1,761.6	$1,736.4	1.5%	(1.2)%

Nine Months Ended September 30,	2016	2015	% change from 2015	% change from 2015 due to currency translation(1)
North America	$1,360.3	$1,530.5	(11.1)%	(1.3)%
South America	609.4	760.7	(19.9)%	(11.9)%
Europe/Africa/Middle East	3,018.9	2,939.4	2.7%	(1.5)%
Asia/Pacific	327.9	277.7	18.1%	(2.4)%
Total	$5,316.5	$5,508.3	(3.5)%	(2.9)%
(1) See appendix for additional disclosures

North America

North America net sales decreased 9.8% in the first nine months of 2016 compared to the same period of 2015, excluding the negative impact of currency translation. Dealer inventory reduction efforts and softer industry demand, particularly from the large farm sector, contributed to lower sales. Sales declines were most significant in high margin high horsepower tractors, grain storage equipment and hay tools and were partially offset by increased sales of small and mid-size tractors. Lower sales and production volumes, along with a weaker sales mix, contributed to a reduction in income from operations of approximately $72.4 million for the first nine months of 2016 compared to the same period in 2015.

South America

Net sales in AGCO’s South American region decreased 8.0% in the first nine months of 2016 compared to the first nine months of 2015, excluding the impact of unfavorable currency translation. Significant sales declines in Brazil were partially offset by growth in Argentina. Income from operations decreased approximately $32.5 million for the first nine months of 2016 compared to the same period in 2015 due to lower sales and production volumes, the negative impact of currency translation, as well as material cost inflation.

Europe/Africa/Middle East

AGCO’s EAME net sales increased 4.2% in the first nine months of 2016 compared to the same period in 2015, excluding unfavorable currency translation impacts. Higher sales in France and Scandinavia were partially offset by sales declines in Germany and Africa. Income from operations increased approximately $7.9 million for the first nine months of 2016, compared to the same period in 2015, due to increased sales partially offset by the negative impact of currency translation.

Asia/Pacific

Net sales in AGCO’s Asia/Pacific region, excluding the negative impact of currency translation, increased 20.5% in the first nine months of 2016 compared to the same period in 2015 due primarily to increased sales in China and Australia. Income from operations improved approximately $29.3 million in the first nine months of 2016, compared to the same period in 2015, due to higher sales and production levels in China.

Outlook

Lower global demand for farm equipment is expected to continue to negatively impact AGCO’s sales and earnings in 2016. AGCO’s net sales for 2016 are expected to reach $7.2 billion. Gross and operating margins are expected to be below 2015 levels due to the negative impact of lower sales and production volumes along with a weaker sales mix. Benefits from the Company’s cost reduction initiatives are expected to partially offset the volume-related impacts. Based on these assumptions, 2016 reported earnings per share are targeted at approximately $1.85 and adjusted earnings per share, excluding restructuring expenses and the non-cash deferred income tax adjustment, are targeted at approximately $2.30.

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, October 26, 2016. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 40% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

•
On June 23, 2016, the U.K. held a referendum in which voters approved an exit from the E.U., commonly referred to as “Brexit.”  As a result of the referendum, it is expected that the British government will begin negotiating the terms of the U.K.’s future relationship with the E.U.  Although it is unknown what those terms will be, it is possible that there will be greater restrictions on imports and exports between the U.K. and E.U. countries, increased regulatory complexities, and increased currency volatility, any of which could adversely affect our operations and financial results.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services.  AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of approximately 3,000 independent dealers and distributors in more than 140 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2015, AGCO had net sales of $7.5 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$297.8	$426.7
Accounts and notes receivable, net	1,055.5	836.8
Inventories, net	1,781.3	1,423.4
Other current assets	294.5	211.4
Total current assets	3,429.1	2,898.3
Property, plant and equipment, net	1,388.2	1,347.1
Investment in affiliates	435.3	392.9
Deferred tax assets	86.7	100.7
Other assets	147.9	136.5
Intangible assets, net	637.1	507.7
Goodwill	1,416.7	1,114.5
Total assets	$7,541.0	$6,497.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$109.5	$89.0
Senior term loan	—	217.2
Accounts payable	694.8	625.6
Accrued expenses	1,146.8	1,106.9
Other current liabilities	206.9	146.7
Total current liabilities	2,158.0	2,185.4
Long-term debt, less current portion and debt issuance costs	1,875.8	925.2
Pensions and postretirement health care benefits	211.0	233.9
Deferred tax liabilities	130.0	86.4
Other noncurrent liabilities	204.6	183.5
Total liabilities	4,579.4	3,614.4

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	147.2	301.7
Retained earnings	4,062.0	3,996.0
Accumulated other comprehensive loss	(1,309.8)	(1,460.2)
Total AGCO Corporation stockholders’ equity	2,900.2	2,838.3
Noncontrolling interests	61.4	45.0
Total stockholders’ equity	2,961.6	2,883.3
Total liabilities and stockholders’ equity	$7,541.0	$6,497.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2016	2015
Net sales	$1,761.6	$1,736.4
Cost of goods sold	1,408.1	1,370.7
Gross profit	353.5	365.7
Selling, general and administrative expenses	214.1	205.8
Engineering expenses	66.0	70.0
Restructuring expenses	1.5	—
Amortization of intangibles	12.9	10.8
Income from operations	59.0	79.1
Interest expense, net	12.1	10.6
Other income, net	(0.2)	(2.1)
Income before income taxes and equity in net earnings of affiliates	47.1	70.6
Income tax provision	19.5	17.6
Income before equity in net earnings of affiliates	27.6	53.0
Equity in net earnings of affiliates	11.8	14.2
Net income	39.4	67.2
Net loss (income) attributable to noncontrolling interests	0.6	(0.1)
Net income attributable to AGCO Corporation and subsidiaries	$40.0	$67.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.50	$0.77
Diluted	$0.50	$0.77
Cash dividends declared and paid per common share	$0.13	$0.12
Weighted average number of common and common equivalent shares outstanding:
Basic	80.7	86.6
Diluted	80.8	86.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2016	2015
Net sales	$5,316.5	$5,508.3
Cost of goods sold	4,221.3	4,345.1
Gross profit	1,095.2	1,163.2
Selling, general and administrative expenses	643.1	630.1
Engineering expenses	214.3	210.5
Restructuring expenses	5.5	14.6
Amortization of intangibles	35.3	32.2
Income from operations	197.0	275.8
Interest expense, net	34.5	32.1
Other expense, net	27.1	17.2
Income before income taxes and equity in net earnings of affiliates	135.4	226.5
Income tax provision	73.9	66.1
Income before equity in net earnings of affiliates	61.5	160.4
Equity in net earnings of affiliates	37.5	42.3
Net income	99.0	202.7
Net (income) loss attributable to noncontrolling interests	(0.9)	1.6
Net income attributable to AGCO Corporation and subsidiaries	$98.1	$204.3
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.20	$2.33
Diluted	$1.20	$2.33
Cash dividends declared and paid per common share	$0.39	$0.36
Weighted average number of common and common equivalent shares outstanding:
Basic	81.9	87.7
Diluted	82.0	87.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities:
Net income	$99.0	$202.7
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	167.0	162.0
Deferred debt issuance cost amortization	0.8	1.6
Amortization of intangibles	35.3	32.2
Stock compensation expense	19.3	10.6
Proceeds from termination of hedging instrument	7.3	—
Equity in net earnings of affiliates, net of cash received	(13.3)	(28.0)
Deferred income tax provision	13.6	(11.3)
Other	(0.1)	(0.2)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(132.2)	(76.0)
Inventories, net	(251.3)	(140.2)
Other current and noncurrent assets	(57.2)	(79.5)
Accounts payable	(11.0)	58.3
Accrued expenses	(4.8)	(35.0)
Other current and noncurrent liabilities	0.2	(25.0)
Total adjustments	(226.4)	(130.5)
Net cash (used in) provided by operating activities	(127.4)	72.2
Cash flows from investing activities:
Purchases of property, plant and equipment	(132.8)	(147.1)
Proceeds from sale of property, plant and equipment	1.3	1.2
Purchase of businesses, net of cash acquired	(383.6)	(25.4)
Investment in consolidated affiliates, net of cash acquired	(11.8)	—
Investment in unconsolidated affiliates	(1.7)	(5.2)
Restricted cash	0.4	(0.4)
Net cash used in investing activities	(528.2)	(176.9)
Cash flows from financing activities:
Proceeds from debt obligations, net	716.3	462.3
Purchases and retirement of common stock	(170.0)	(187.5)
Payment of dividends to stockholders	(32.1)	(31.7)
Payment of minimum tax withholdings on stock compensation	(1.9)	(6.2)
Payment of debt issuance costs	(0.5)	(0.7)
Net cash provided by financing activities	511.8	236.2
Effects of exchange rate changes on cash and cash equivalents	14.9	(69.8)
(Decrease) increase in cash and cash equivalents	(128.9)	61.7
Cash and cash equivalents, beginning of period	426.7	363.7
Cash and cash equivalents, end of period	$297.8	$425.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of goods sold	$0.7	$0.3	$1.6	$0.8
Selling, general and administrative expenses	7.2	3.2	18.0	10.1
Total stock compensation expense	$7.9	$3.5	$19.6	$10.9

2.	RESTRUCTURING EXPENSES

During 2014 and 2015, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, China, South America and the United States. The aggregate headcount reduction of approximately 2,100 employees during 2014 and 2015 was initiated in order to reduce costs in response to softening global market demand and reduced production volumes. During 2014 and 2015, the Company expensed and paid an aggregate of $68.7 million and $48.5 million, respectively, associated with these rationalizations, of which a majority related to severance and other related costs. The Company had approximately $16.9 million of severance and related costs accrued as of December 31, 2015. During the nine months ended September 30, 2016, the Company recorded an additional $5.5 million of severance and related costs associated with further rationalizations in the United States, South America and Europe, associated with the termination of approximately 350 employees, and paid approximately $9.5 million of severance and associated costs. The remaining $13.4 million of accrued severance and other related costs as of September 30, 2016, inclusive of approximately $0.5 million of positive foreign currency translation impacts, are expected to be paid primarily during 2016.

3.    INDEBTEDNESS

Indebtedness at September 30, 2016 and December 31, 2015 consisted of the following:

	September 30, 2016	December 31, 2015
1.056% Senior term loan due 2020	$224.8	$217.2
Credit facility, expires 2020	953.8	338.9
Senior term loan due 2021	337.2	—
5⅞% Senior notes due 2021	306.9	297.4
4½% Senior term loan due 2016	—	217.2
Other long-term debt	166.2	164.3
Debt issuance costs	(3.6)	(3.6)
	1,985.3	1,231.4
Less: Current portion of other long-term debt	(109.5)	(89.0)
4½% Senior term loan due 2016	—	(217.2)
Total indebtedness, less current portion	$1,875.8	$925.2

4.    INVENTORIES

Inventories at September 30, 2016 and December 31, 2015 were as follows:

	September 30, 2016	December 31, 2015
Finished goods	$741.9	$523.1
Repair and replacement parts	548.0	515.4
Work in process	150.6	97.5
Raw materials	340.8	287.4
Inventories, net	$1,781.3	$1,423.4

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At September 30, 2016 and December 31, 2015, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European finance joint ventures. The Company also had an accounts receivable sales agreement that permits the sale, on an ongoing basis, of a portion of its wholesale receivables in Brazil to its Brazilian finance joint venture. As of both September 30, 2016 and December 31, 2015, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.1 billion.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.3 million and $13.8 million during the three and nine months ended September 30, 2016, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.0 million and $13.4 million during the three and nine months ended September 30, 2015, respectively.

The Company’s finance joint ventures in Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2016 and December 31, 2015, these finance joint ventures had approximately $27.8 million and $17.7 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2016 and 2015 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$40.0	$67.1	$98.1	$204.3
Weighted average number of common shares outstanding	80.7	86.6	81.9	87.7
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.50	$0.77	$1.20	$2.33
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$40.0	$67.1	$98.1	$204.3
Weighted average number of common shares outstanding	80.7	86.6	81.9	87.7
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.1	0.1	0.1	0.1
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	80.8	86.7	82.0	87.8
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.50	$0.77	$1.20	$2.33

Share Repurchase Program

During the nine months ended September 30, 2016, the Company entered into accelerated share repurchase (“ASR”) agreements with a financial institution to repurchase an aggregate of $170.0 million of shares of the Company’s common stock.  The Company received approximately 3,201,161 shares during the nine months ended September 30, 2016 related to the ASRs.  All shares received under the ASRs were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets.

The remaining amount of shares authorized to be repurchased under approved share repurchase programs is approximately $73.9 million.

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income (loss) from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2016 and 2015 are as follows:

Three Months Ended September 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2016
Net sales	$453.0	$261.8	$909.5	$137.3	$1,761.6
Income from operations	21.1	5.9	78.3	4.6	109.9

2015
Net sales	$494.9	$231.4	$894.3	$115.8	$1,736.4
Income (loss) from operations	40.9	10.5	68.9	(2.5)	117.8

Nine Months Ended September 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2016
Net sales	$1,360.3	$609.4	$3,018.9	$327.9	$5,316.5
Income from operations	44.0	6.3	291.9	3.9	346.1

2015
Net sales	$1,530.5	$760.7	$2,939.4	$277.7	$5,508.3
Income (loss) from operations	116.4	38.8	284.0	(25.4)	413.8

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Segment income from operations	$109.9	$117.8	$346.1	$413.8
Corporate expenses	(29.3)	(24.7)	(90.3)	(81.1)
Stock compensation expense	(7.2)	(3.2)	(18.0)	(10.1)
Restructuring expenses	(1.5)	—	(5.5)	(14.6)
Amortization of intangibles	(12.9)	(10.8)	(35.3)	(32.2)
Consolidated income from operations	$59.0	$79.1	$197.0	$275.8

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net income and adjusted net income per share, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and net income per share to reported income from operations, net income and net income per share for the three and nine months ended September 30, 2016 and 2015 (in millions, except per share data):

	Three Months Ended September 30,
	2016			2015
	Income From Operations	Net Income (1)	Net Income Per Share (1)(2)	Income From Operations	Net Income (1)	Net Income Per Share (1)
As adjusted	$60.5	$41.3	$0.51	$79.1	$67.1	$0.77
Restructuring expenses (3)	1.5	1.3	0.02	—	—	—
As reported	$59.0	$40.0	$0.50	$79.1	$67.1	$0.77

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the three months ended September 30, 2016 related primarily to severance costs associated with the Company’s rationalization of certain European and U.S. manufacturing operations and various administrative offices.

	Nine Months Ended September 30,
	2016			2015
	Income From Operations	Net Income (1)	Net Income Per Share (1)(2)	Income From Operations	Net Income (1)	Net Income Per Share (1)
As adjusted	$202.5	$134.0	$1.63	$290.4	$215.0	$2.45
Restructuring expenses (3)	5.5	4.3	0.05	14.6	10.7	0.12
Deferred income tax adjustment (4)	—	31.6	0.39	—	—	—
As reported	$197.0	$98.1	$1.20	$275.8	$204.3	$2.33

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the nine months ended September 30, 2016 related primarily to severance costs associated with the Company’s rationalization of certain European, South American and U.S. manufacturing operations and various administrative offices. The restructuring expenses recorded during the nine months ended September 30, 2015 related primarily to severance costs associated with the Company’s rationalization of certain European and South American manufacturing operations as well as various administrative offices located in Europe and the United States.
(4) During the second quarter of 2016, the Company recorded a non-cash adjustment to increase the valuation allowance on the U.S. deferred income tax assets of approximately $31.6 million.

The following is a reconciliation of adjusted targeted net income per share to targeted net income per share for the year ended December 31, 2016:

Net Income Per Share (1)
As adjusted targeted	$2.30
Restructuring expenses	0.06
Deferred income tax adjustment	0.39
As targeted	$1.85

(1) Net income per share amount is after tax.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three and nine months ended September 30, 2016, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2016	2015	% change from 2015	$	%
North America	$453.0	$494.9	(8.5)%	$(3.7)	(0.7)%
South America	261.8	231.4	13.1%	(1.7)	(0.7)%
Europe/Africa/Middle East	909.5	894.3	1.7%	(16.5)	(1.8)%
Asia/Pacific	137.3	115.8	18.6%	1.7	1.5%
	$1,761.6	$1,736.4	1.5%	$(20.2)	(1.2)%

	Nine Months Ended September 30,			Change due to currency translation
	2016	2015	% change from 2015	$	%
North America	$1,360.3	$1,530.5	(11.1)%	$(19.8)	(1.3)%
South America	609.4	760.7	(19.9)%	(90.5)	(11.9)%
Europe/Africa/Middle East	3,018.9	2,939.4	2.7%	(43.0)	(1.5)%
Asia/Pacific	327.9	277.7	18.1%	(6.8)	(2.4)%
	$5,316.5	$5,508.3	(3.5)%	$(160.1)	(2.9)%